Exhibit 10.1

EXECUTION VERSION

RECEIVABLE SALE AGREEMENT

Dated as of April 6, 2010

between

FERRELLGAS, L.P., as Originator,

and

FERRELLGAS RECEIVABLES, LLC, as Buyer

TABLE OF CONTENTS

Page

RECEIVABLE SALE AGREEMENT

This Receivable Sale Agreement dated as of April 6, 2010 is between Ferrellgas, L.P., a Delaware limited partnership (“Originator”), and Ferrellgas Receivables, LLC, a Delaware limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

A. Originator and Buyer have previously executed and delivered that certain Second Amended and Restated Receivable Interest Sale Agreement dated as of April 15, 2009 (the “Original Sale Agreement”).

B. Originator and Buyer desire to terminate and extinguish the Original Sale Agreement in its entirety.

C. On the terms and subject to the conditions hereinafter set forth, Originator desires to sell and contribute to Buyer all of Originator’s right, title and interest in and to the Receivables, and the associated Related Security, and Buyer desires to purchase and accept contributions of all of Originator’s right, title and interest in and to such Receivables and the associated Related Security from Originator.

D. Originator and Buyer intend the transactions contemplated hereby to be a true sale or true contribution of the Receivables and the associated Related Security from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables and the associated Related Security, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator.

E. From time to time after the date hereof, Buyer will sell undivided interests in the Receivables and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of April 6, 2010 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, as seller, Originator, as initial Servicer, the Purchasers (as defined therein) and Co-Agents (as defined therein) from time to time party thereto and Wells Fargo Bank, N.A. or any successor administrative agent appointed pursuant to the terms of the Purchase Agreement, as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Originator and Buyer, do hereby further agree as follows:

ARTICLE I
PURCHASE AND CONTRIBUTION

Section 1.1. Purchase of Receivables. In consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, (a) effective on the date hereof, Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from Originator, all of Originator’s right, title and interest in and to all Receivables originated by it and existing as of the close of business on the Business Day immediately prior to the date hereof, together, in each case, with all Related Security relating thereto and all Collections thereof and (b) from and after the date hereof, Originator hereby agrees to sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer hereby agrees to purchase from Originator, all of Originator’s right, title and interest in and to all Receivables originated by it from and after the date hereof, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, Buyer shall acquire all of Originator’s right, title and interest in and to all Receivables originated by it and existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof, and Buyer shall be obligated to pay the Purchase Price for each Receivable, its Related Security and Collections in accordance with Section 1.2. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that Originator deliver, and Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request, it being understood that buyer will not request supplemental opinions more than once every 5 years except in connection with a material change in applicable law or a material amendment to this Agreement.

Section 1.2. Payment for the Purchases (a) The Purchase Price for the Purchase of Receivables originated by Originator that are in existence on the close of business on the Business Day immediately preceding the date hereof (the “Initial Cutoff Date”) shall be payable in full by Buyer to such Originator on the date hereof, and shall be paid to such Originator in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement, and

(ii) the balance, by the incurrence of a subordinated revolving loan from Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price, and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth to be less than the Required Capital Amount. Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and of the incurrence of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to Originator or its designee on the date each such Receivable comes into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c) and (d)).

(b) With respect to any Receivables coming into existence after the Initial Cutoff Date, on each Monthly Payment Date, Buyer shall pay the Purchase Price therefor to Originator in accordance with Section 1.2(d) and in the following manner:

first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Administrative Agent for the benefit of the Purchasers under the Purchase Agreement, or other cash on hand; and/or second, by increasing the amount of the Subordinated Loan, provided that the increase of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.2(a)(ii).

third, by accepting such Receivables as contribution to Buyer’s capital; provided that no such capital contribution shall be made from and after the date on which Originator notifies Buyer in writing that it has designated a date as the Termination Date.

Subject to the limitations set forth in Section 1.2(a)(ii), Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Administrative Agent or the Purchasers.

(c) From and after the Termination Date, Originator shall not be obligated to sell Receivables to Buyer but, may, at its option, sell Receivables if Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise.

(d) Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by Buyer to Originator on the date such Receivable comes into existence, settlement of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on Monthly Payment Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Monthly Report delivered by the Servicer pursuant to Article VIII of the Purchase Agreement for the Calculation Period then most recently ended. Although settlement shall be effected on Monthly Payment Dates, increases or decreases in the amount owing under the applicable Subordinated Note made pursuant to Section 1.2(b) and any contribution of capital by Originator to Buyer made pursuant to Section 1.2(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates. Notwithstanding the foregoing, on any date that the Aggregate Capital increases, the Buyer shall pay to the Originator the amount of such increase in partial settlement of the purchase of Receivables.

(e) Each contribution of a Receivable by Originator to Buyer shall be deemed to be a Purchase of such Receivable by the Buyer for all purposes of this Agreement. Buyer hereby acknowledges that Originator shall have no obligations to make further capital contributions to Buyer, in respect of Originator’s equity interest in the Buyer or otherwise in order to provide funds to pay the Purchase Price to Originator under this Agreement or for any other reason.

Section 1.3. Deemed Collections. If on any day the Outstanding Balance of a Receivable is either (i) reduced as a result of any defective or rejected goods or services, any cash discount or any adjustment by Originator, or (ii) reduced or cancelled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Originator shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties in Section 3.1(h), (i), (j), (r) or (t) is no longer true with respect to any Receivable, Originator shall be deemed to have received on such day a Collection of such Receivable in full.

Section 1.4. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by Buyer hereunder (except amounts payable by increasing the outstanding principal balance under the Subordinated Note) shall be paid or deposited to the Originator’s account no. 4518054085 at Wells Fargo Bank, N.A., in San Francisco, California, ABA No. 121000248 (the “Originator’s Account”) in accordance with the terms hereof on the day when due in immediately available funds. All amounts to be paid or deposited by Originator hereunder shall be paid or deposited to the Facility Account in accordance with the terms hereof on the day when due in immediately available funds.

(b) In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.

(c) If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law.

Section 1.5. Intention of the Parties. It is the intention of the parties hereto that the contribution and the sale of the Receivables hereunder, shall constitute sales, contributions or other outright conveyances which are absolute and irrevocable and provide Buyer with the full benefits of ownership of the Receivables and the associated Related Security. The sale and contribution of the Receivables hereunder are made without recourse to Originator; provided, however, that (i) Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by Originator pursuant to the terms of the Transaction Documents to which Originator is a party, and (ii) such sale and contribution do not constitute and are not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other associated Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the conveyances of the Receivables made hereunder shall constitute sales, contributions or other outright conveyances thereof rather than loans secured thereby, Originator agrees that it will, on or prior to the date hereof, mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Administrative Agent (as Buyer’s assignee), evidencing that Buyer owns the Receivables as provided in this Agreement and to note in its financial statements that the Receivables have been sold or contributed, to Buyer and have been further sold or pledged to the Administrative Agent. Originator authorizes Buyer or the Administrative Agent (as Buyer’s assignee) to file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership of the Receivables and the associated Related Security.

Section 1.6. Characterization.

(a) If, notwithstanding the intention of the parties expressed in Section 1.5, a court of competent jurisdiction shall characterize any sale or contribution by Originator to Buyer of Receivables hereunder as a secured loan and not a sale, or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that each sale of Receivables hereunder shall constitute a true sale thereof, Originator hereby grants to Buyer a valid and perfected security interest in all of Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, and in all Collections and Related Security with respect thereto, the Servicer’s Concentration Account, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables originated by Originator together with all other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative, Originator hereby authorizes Buyer (or any of its assigns), within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party, to file, without the signature of the debtor, the UCC financing statements contemplated hereby.

(b) Originator acknowledges that Buyer, pursuant to the Purchase Agreement, shall assign to the Administrative Agent, for the benefit of the Agents and the Purchasers thereunder, all of its rights, remedies, powers and privileges under this Agreement and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originator agrees that the Administrative Agent, as the assignee of the Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder, and, in any case, without regard to whether specific reference is made to Buyer’s assigns in the provisions of this Agreement which set forth such rights and remedies) and Originator agrees to cooperate fully with the Agents and the Purchasers in the exercise of such rights and remedies. Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to Buyer hereunder.

ARTICLE II
PAYMENTS

Section 2.1. Ordinary Course. In the event that a court of competent jurisdiction holds that the transactions hereunder are not true sales or contributions, each of Originator and Buyer represents and warrants as to itself that each remittance of Collections by Originator to Buyer under this Agreement will have been (a) in payment of a debt incurred by Originator in the ordinary course of business or financial affairs of Originator and Buyer and (b) made in the ordinary course of business or financial affairs of Originator and Buyer.

Section 2.2. Payment Rescission. No amount due and owing to either party hereunder shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The paying party shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Person who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Fee from the date of any such rescission, return or refunding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Originator. Originator hereby represents and warrants to Buyer and its assigns, as of the date hereof and as of each Business Day hereafter through and including the Termination Date that:

(a) Existence and Power. Originator is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing as a foreign partnership, and has and holds all partnership power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, Originator’s use of the proceeds of the Purchase made hereunder, are within its partnership powers and authority and have been duly authorized by all necessary partnership action on its part. This Agreement and each other Transaction Document to which Originator is a party has been duly executed and delivered by Originator.

(c) No Conflict. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate of formation or partnership agreement, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Originator or its Subsidiaries (except as created under the Transaction Documents) except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of Originator’s knowledge, threatened, against or affecting Originator, or any of its properties, in or before any Governmental Authority, which (a) purport to affect or pertain to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to Originator, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(f) Binding Effect. This Agreement and each other Transaction Document to which Originator is a party constitute the legal, valid and binding obligations of Originator enforceable against Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

(h) Use of Proceeds. No Purchase Price payment hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to Originator or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. On the Initial Cutoff Date and upon the creation of each Receivable coming into existence after the Initial Cutoff Date, Originator (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Collections and associated Related Security with respect thereto, in each case, free and clear of any Adverse Claim except as created by the Transaction Documents.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from Originator) legal and equitable title to, with the right to sell and encumber, the Receivables, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership of the Receivables and the associated Related Security.

(k) Places of Business and Locations of Records. Originator is organized under the laws of Delaware. The offices where Originator keeps all of its records regarding the Receivables are located at the address(es) listed on Exhibit II, or such other locations of which Buyer has been notified in accordance with Section 5.13(a) in jurisdictions where all action required by Section 5.13(a) has been taken and completed. Originator’s Federal Employer Identification Number is correctly set forth on Exhibit II.

(l) Material Adverse Effect. Since June 30, 2009, no event has occurred that would have a Material Adverse Effect.

(m) Names. In the five (5) years prior to the date of this Agreement, Originator has not used any partnership names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(n) Ownership of Buyer. Originator owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Buyer, free and clear of any Adverse Claim. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.

(o) Not a Regulated Entity. Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. Originator is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness or to sell interests in the Receivables.

(p) Compliance with Law. Originator has complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Credit and Collection Policy. Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Buyer (or its assigns) has been notified in accordance with Section 5.13(a).

(r) Eligible Receivables. Each of the Receivables included in the Net Receivables Balance (as defined in the Purchase Agreement) in any Monthly Report or Interim Report (each, as defined in the Purchase Agreement) on any day prior to the Termination Date is an Eligible Receivable (as defined in the Purchase Agreement) as of the date specified in such report.

(s) Payments to Originator. Neither the sale nor the contribution by Originator of the Receivables is voidable under any section of the Federal Bankruptcy Code.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Accounting. The manner in which Originator accounts for the sale and the contribution of the Receivables does not jeopardize its characterization as being a true sale or a true contribution, as applicable.

(v) Tax Status. Originator is subject to taxation under the Code only as a partnership and not as a corporation.

ARTICLE IV
CONDITIONS OF PURCHASE

Section 4.1. Conditions Precedent to Purchase. Effectiveness of this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such purchase those documents listed on Schedule A hereto, (b) all conditions precedent to the Purchase Agreement as provided in and pursuant to the Purchase Agreement shall have been satisfied, (c) the representations and warranties set forth in Section 3.1 are true and correct in all material respects on the date hereof, and (d) no event has occurred and is continuing that will constitute a Termination Event, and no event has occurred and is continuing that would constitute a Potential Termination Event.

ARTICLE V
COVENANTS

Section 5.1. Financial Reporting. Originator shall deliver to Buyer and the Administrative Agent (as Buyer’s assignee), in form and detail satisfactory to Buyer and the Administrative Agent (as Buyer’s assignee) and consistent with the form and detail of financial statements and projections provided to Buyer and the Administrative Agent (as Buyer’s assignee) by Originator and its Affiliates prior to the date of this Agreement:

(a) Originator’s Annual Financial Statements. As soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Originator and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners’ or shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited in any manner, including on account of any limitation on it because of a restricted or limited examination by the Independent Auditor of any material portion of Originator’s or any Subsidiary’s records;

(b) Originator’s Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of Originator and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners’ or shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of Originator and the Subsidiaries; and

(c) General Partner Annual Consolidated Statements. As soon as available, but not later than 100 days after the end of each fiscal year of the General Partner, a copy of the unaudited (or audited, if available) consolidated balance sheets of the General Partner as of the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, certified by a Responsible Officer as fairly presenting, in accordance with GAAP, the financial position and the results of operations of the General Partner and its Subsidiaries (or, if available, accompanied by an opinion of an Independent Auditor as described in Section 5.1(a) above).

Documents required to be delivered pursuant to Section 5.1 or Section 5.2(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Originator posts such documents, or provides a link thereto on Originator’s website on the internet at the www.ferrellgas.com; or (ii) on which such documents are posted on Originator’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each party hereto has access (whether a commercial, a third-party website, or whether sponsored by Buyer) provided that: (i) upon request by Buyer, Originator shall deliver paper copies of such documents to Buyer until a written request to cease delivering paper copies is given by Buyer to Originator and (ii) Originator shall notify (which may be by facsimile or electronic mail) Buyer of the posting of any such documents and provide to Buyer by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.2. Certificates; Other Information. Originator shall furnish to Buyer and the Administrative Agent (as Buyer’s assignee):

(a) Independent Auditor’s Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Termination Event or Potential Termination Event, except as specified in such certificate;

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b), a Compliance Certificate executed by a Responsible Officer with respect to the periods covered by such financial statements together with supporting calculations and such other supporting detail as Buyer and the Administrative Agent (as Buyer’s assignee) shall require;

(c) SEC Reports. Promptly, copies of all financial statements and reports that the MLP sends to its partners, and copies of all financial statements and regular, periodic or special reports (including Forms 10-K, 10-Q and 8-K) that Originator or any Affiliate of Originator, the General Partner, the MLP or any Subsidiary may make to, or file with, the SEC; and

(d) Other Information. Promptly, such additional information regarding the Receivables or the business, financial or corporate affairs of Originator, the General Partner, the MLP or any Subsidiary as Buyer or the Administrative Agent (as Buyer’s assignee) may from time to time request.

Section 5.3. Notices. Originator shall promptly notify Buyer and the Administrative Agent (as Buyer’s assignee):

(a) Of the occurrence of any Potential Termination Event or Termination Event;

(b) Of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Originator, the General Partner, the MLP or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Originator, the General Partner, the MLP or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Originator, the General Partner, the MLP or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case to the extent that any of the foregoing has resulted or may reasonably be expected to result in a Material Adverse Effect;

(c) The occurrence of a default or an event of default under any other financing arrangement pursuant to which Originator, the General Partner or the MLP is a debtor or an obligor;

(d) At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (a) indicating such change or amendment, and (b) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s consent thereto;

(e) Of any material change in accounting policies or financial reporting practices by Originator or any of its consolidated Subsidiaries; and

(f) If any of the representations and warranties in Article III ceases to be true and correct.

Each notice under this Section 5.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action Originator or any affected Affiliate proposes to take with respect thereto and at what time. Each notice under Section 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Transaction Document that have been breached or violated.

Section 5.4. Compliance with Laws. Originator shall comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or the failure of which to comply with could not reasonably be expected to have a Material Adverse Effect.

Section 5.5. Preservation of Existence, Etc. Originator shall:

(a) Preserve and maintain in full force and effect its partnership existence and good standing under the laws of its state or jurisdiction of organization except in connection with transactions permitted by the Credit Agreement;

(b) Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by the Credit Agreement, or except where the failure to so preserve or maintain such governmental rights, privileges, qualifications, permits, licenses and franchises could not reasonably be expected to have a Material Adverse Effect;

(c) Preserve its business organization and goodwill, except where the failure to so preserve its business organization or goodwill could not reasonably be expected to have a Material Adverse Effect; and

(d) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.6. Payment of Obligations. Originator shall pay and discharge as the same shall become due and payable (except to the extent the failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect), all of its obligations and liabilities, including:

(a) All tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Originator or such Subsidiary; and

(b) All lawful claims which, if unpaid, would by law become a Adverse Claim upon its property, unless such claims are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Originator or such Subsidiary.

Section 5.7. Audits. Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of Originator, permit Buyer (or its assigns) or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of Originator relating to the Receivables and the associated Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Originator’s financial condition or the Receivables and the associated Related Security or Originator’s performance under any of the Transaction Documents or Originator’s performance under the Contracts and, in each case, with any of the officers or employees of Originator having knowledge of such matters.

Section 5.8. Keeping of Records and Books. Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

Section 5.9. Compliance with Contracts and Credit and Collection Policy. Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, except where the failure to so comply could not reasonably be expected to have a material adverse impact on the overall collectibility of the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract, except where the failure to so comply could not reasonably be expected to have a material adverse impact on the overall collectibility of the Receivables.

Section 5.10. Ownership. Originator will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables, free and clear of any Adverse Claims other than Adverse Claims arising under the Transaction Documents. Originator authorizes Buyer to file all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in the Receivables and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns).

Section 5.11. Purchasers’ Reliance. Originator acknowledges that the Agents and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.10 of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

Section 5.12. Collections. Originator, individually or as Servicer, will cause all Collections on the Receivables to be concentrated each Business Day into the Servicer’s Concentration Account; provided, however, that solely with respect to each account listed on Schedule C to the Purchase Agreement (as such Schedule C may be updated by the Servicer with a delivery of a revised Schedule C concurrent with the delivery of the Monthly Report pursuant to Article VIII of the Purchase Agreement provided that no account may be added to such Schedule C without the consent of Buyer and the Agents if, after giving effect to such account’s addition and any prior or concurrent account closures and deletions, the aggregate Collections flowing through all accounts listed on Schedule C could reasonably be expected to exceed 5% of total weekly Collections on a pro forma basis), so long as the daily balance therein does not exceed $2,500, Originator, individually or as Servicer, will concentrate the Collections therein into the Servicer’s Concentration Account not less than once per calendar week. Originator, individually or as Servicer, will sweep all such Collections from the Servicer’s Concentration Account no less than daily into the Facility Account and, unless the Termination Date has occurred, immediately thereafter transferred to the Originator’s Account.

Section 5.13. Negative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, and all Aggregate Unpaids (as defined in the Purchase Agreement) have been paid in full, Originator hereby covenants that:

(a) Name Change, Offices and Records. Originator will not change its name, identity or legal structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate any office where Records are kept unless it shall have given Buyer (or its assigns) at least fifteen (15) days’ prior written notice thereof. Furthermore, Originator authorizes Buyer (or its assigns) to file all financing statements, instruments and other documents in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Originator will not authorize any Obligor to make payment to any account other than a Lock-Box or Collection Account (each, as defined in the Purchase Agreement) which is swept into the Servicer’s Concentration Account in accordance with Section 5.12.

(c) Modifications to Contracts and Credit and Collection Policy. Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as Servicer pursuant to Article VIII of the Purchase Agreement, Originator will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Adverse Claims. Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, the Receivables, or the Servicer’s Concentration Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under Originator.

(e) Accounting for Purchase. Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale and contribution of the Receivables by Originator to Buyer except to the extent that either such transaction is not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

(f) Change in Business. Originator shall not engage in any material line of business substantially different from those lines of business carried on by Originator and the Restricted Subsidiaries on the date of this Agreement.

(g) Accounting Changes. Originator shall not, and shall not suffer or permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Originator or of any Restricted Subsidiary except as required by the Code.

ARTICLE VI
ADMINISTRATION AND COLLECTION

Section 6.1. Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. Ferrellgas, L.P. is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement and the Purchase Agreement. The Administrative Agent (as Buyer’s assignee) may at any time designate as Servicer any Person to succeed Ferrellgas, L.P. or any successor Servicer; provided, however, that unless a Termination Event has occurred, replacement of the Servicer shall not result in the occurrence of the Termination Date.

Section 6.2. Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer shall administer the Collections in accordance with the procedures described in this Agreement and the Purchase Agreement.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to Originator shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Servicing Fee. In consideration of Ferrellgas, L.P.’s agreement to act as Servicer hereunder and under the Purchase Agreement, the parties hereby agree that, so long as Ferrellgas, L.P. shall continue to perform as Servicer hereunder and under the Purchase Agreement, as compensation for its servicing activities, Ferrellgas, L.P. shall be entitled to a per annum fee (the “Servicing Fee”), payable monthly in arrears on the 20th day of each month hereafter (or, if any such date is not a Business Day, on the next succeeding Business Day), determined between the Servicer and Buyer on an arms’-length basis (at any time while Ferrellgas, L.P. or one of its Affiliates is acting as Servicer).

ARTICLE VII
TERMINATION EVENTS

Section 7.1. Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) Non-Payment. Originator fails to pay, within 5 days after the same becomes due, any interest, fee or any other amount payable under this Agreement or under any other Transaction Document; or

(b) Representation or Warranty. Any representation or warranty by Originator made or deemed made in this Agreement, in any other Transaction Document, or which is contained in any certificate, document or financial or other statement by Originator or any Responsible Officer furnished at any time under this Agreement, or in or under any other Transaction Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. Originator fails to perform or observe any term, covenant or agreement contained in any of Section 5.3(a), 5.12 or 5.13; or

(d) Other Defaults. Originator fails to perform or observe any other term or covenant contained in this Agreement or any other Transaction Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to Originator by Buyer or the Administrative Agent (as Buyer’s assignee); or

(e) [Reserved];

(f) Insolvency; Voluntary Proceedings. The General Partner or Originator (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the General Partner or Originator, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the General Partner or Originator admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the General Partner or Originator acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of Originator or the General Partner under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $25,000,000; or (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by Originator, the General Partner or any of their Affiliates which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $25,000,000; or

(i) Monetary Judgments. One or more judgments, orders, decrees or arbitration awards is entered against Originator or the General Partner involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of more than $25,000,000; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against Originator or the General Partner which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Adverse Change. There occurs a Material Adverse Effect; or

(l) Change of Control. A Change of Control shall occur.

Section 7.2. Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided, however, that upon the occurrence of a Termination Event described in Section 7.1(f) or (g), or of an actual or deemed entry of an order for relief with respect to Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Indemnities by Originator. Without limiting any other rights that Buyer may have hereunder or under applicable law, Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of the Receivables, excluding, however:

(a) Indemnified Amounts to the extent that a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by, among other things, the Receivables;

provided, however, that nothing contained in this sentence shall limit the liability of Originator or limit the recourse of Buyer to Originator for amounts otherwise specifically provided to be paid by Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Originator shall indemnify Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefore would constitute recourse to Originator) relating to or resulting from:

(i) any representation or warranty made by Originator (or any officers of Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by Originator pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;

(ii) the failure by Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections allocable to the Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase Price payment, the ownership of the Receivables and the associated Related Security, or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Termination Event described in Section 7.1(f) or (g);

(x) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables and the associated Related Security free and clear of any Adverse Claim;

(xi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Receivables, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(xii) any action or omission by Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable; and

(xiii) any attempt by any Person to void the Purchase hereunder under statutory provisions or common law or equitable action.

Section 8.2. Other Costs and Expenses. Originator shall pay all reasonable costs and out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement. Originator shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement or the Subordinated Note may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Purchase Agreement, the Agents.

Section 9.2. Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy, electronic mail, facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to the other party hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 9.3. Protection of Ownership Interest of Buyer.

(a) Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the ownership interest of Buyer hereunder and ownership of the Receivables and the associated Related Security, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time, Buyer (or its assigns) may, at Originator’s sole cost and expense, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also, at any time after the occurrence and continuation of a Termination Event, direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by Originator as provided in Section 6.2. Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of Originator (i) to, after the occurrence and continuance of a Termination Event execute on behalf of Originator as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) after the occurrence and continuance of a Termination Event, to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interest in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 9.4. Confidentiality.

(a) Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Agents and the Conduit Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Originator and its officers and employees may disclose such information to Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agents or the Purchasers, (ii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Conduit Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Agent acts as the administrator and (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and, in the case of a Person described in clause (ii), agrees in writing to keep such information confidential. In addition, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the confidential or proprietary information with respect to Originator, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of Buyer arising from or related to the transactions contemplated herein provided, however, that each of Buyer and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the Persons described in clause (b) above, and (ii) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body.

Section 9.5. Bankruptcy Petition.

(a) Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of the Conduit Purchaser, it will not institute against, or join any other Person in instituting against the Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 9.6. Limitation of Liability(a) . Except with respect to any claim arising out of the willful misconduct or gross negligence of any of the Purchasers or Agents, no claim may be made by Originator or any other Person against any of the Purchasers or Agents or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.7. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTERESTS OR SECURITY INTERESTS OF BUYER OR THE ADMINISTRATIVE AGENT IN THE RECEIVABLES AND THE ASSOCIATED RELATED SECURITY IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

Section 9.8. CONSENT TO JURISDICTION. NOTWITHSTANDING THE CHOICE OF TEXAS LAW PURSUANT TO SECTION 9.7, ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT AND ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION.

Section 9.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 9.10. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). Originator may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of Originator. Without limiting the foregoing, Originator acknowledges that Buyer, pursuant to the Purchase Agreement, may assign to the Administrative Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originator agrees that the Administrative Agent, as the assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and Originator agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VIII; and (iii) Section 9.5 shall be continuing and shall survive any termination of this Agreement.

Section 9.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

[Remainder of page intentionally left blank]IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner
By:	/s/ J. Ryan VanWinkle

	Name:	J. Ryan VanWinkle
Title: Senior Vice President and Chief Financial Officer

Address:

Ferrellgas, L.P.
7500 College Blvd., Suite 1000
Overland Park, Kansas 66210
Attention: Chief Financial Officer
Telephone: (913) 661-1500
Facsimile: (913) 661-1537
FERRELLGAS RECEIVABLES, LLC
By:	/s/ J. Ryan VanWinkle

Name:	J. Ryan VanWinkle
Title: Senior Vice President and Chief Financial Officer

Address:

One Liberty Plaza
Liberty, MO 64068
Attention: Cathy Brown
Phone:	(816) 407-2403

EXHIBIT I

DEFINITIONS

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary of the acquiring Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the acquiring Person) provided that Originator or the Subsidiary of the acquiring entity is the surviving Person.

“Administrative Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Adverse Claim” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Unpaids” has the meaning set forth in the Purchase Agreement.

“Agreement” means this Receivable Sale Agreement, dated as of April 6, 2010, between Originator and Buyer, as the same may be amended, restated or otherwise modified.

“Alternate Base Rate” has the meaning set forth and shall be computed as specified in the Purchase Agreement.

“Blocked Account Agreement” has the meaning set forth in the Purchase Agreement.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each period beginning on a Monthly Payment Date and ending on the day preceding the next succeeding Monthly Payment Date.

“Capital Interests” means (a) with respect to any corporation, any and all shares, participations, rights or other equivalent interests in the capital of the corporation, (b) with respect to any partnership or limited liability company, any and all partnership interests (whether general or limited) or limited liability company interests, respectively, and other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company, and (c) with respect to any other Person, ownership interests of any type in such Person.

“Capital Lease Obligation” has the meaning specified in the Credit Agreement.

“Change of Control” means (a) the sale, lease, conveyance or other disposition of all or substantially all of the Originator’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than James E. Ferrell, the Related Parties and any Person of which James E. Ferrell and the Related Parties beneficially own in the aggregate 51% or more of the voting Equity Interests (or if such Person is a partnership, 51% or more of the general partner interests), (b) the liquidation or dissolution of the Originator or the General Partner, (c) the occurrence of any transaction, the result of which is that James E. Ferrell and the Related Parties beneficially own in the aggregate, directly or indirectly, less than 51% of the total voting power entitled to vote for the election of directors of the General Partner, or (d) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of the Originator.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(f) or (g) (as if references to Originator therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Originator’s books as uncollectible, or (iv) which has been identified by Originator, Buyer or Servicer as uncollectible.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable and all Deemed Collections (if any) with respect to such Receivable.

“Compliance Certificate” means a certificate in the form of Exhibit III hereto duly executed by a Responsible Officer of Originator.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of November 2, 2009, among Originator, as borrower, the General Partner, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and swing line lender, Société Générale and BNP Paribas, as documentation agents and Wells Fargo Bank National Association and JPMorgan Chase Bank, N.A., as syndication agents, as amended from time to time in accordance with the terms thereof.

“Credit and Collection Policy” means Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV, as modified from time to time in accordance with the Agreement.

“Deemed Collections” means Collections deemed to be received by Originator in accordance with Section 1.3 of the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Alternate Base Rate, plus (ii) 2.00%.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Purchased Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Purchased Receivable during such period and (ii) the risk of nonpayment by the Obligors. Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which Originator and Buyer agree to make such change.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Equity Interests” means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Originator or the General Partner from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan subject to Title IV of ERISA; (d) a failure by Originator or the General Partner to make required contributions to a Pension Plan or other Plan subject to Section 412 of the Code; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Originator or the General Partner; or (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

“Event of Default” has the meaning specified in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Facility Account” means the account in the name of the Buyer at Wells Fargo Bank in Dallas, Texas designated on Schedule C to the Purchase Agreement as the “Facility Account” or such other account designated in writing from time to time by the Buyer or the Servicer to the Administrative Agent as being the “Facility Account”.

“FCI ESOT” means the employee stock ownership trust of Ferrell Companies, Inc. organized under Section 4975(e)(7) of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means Ferrellgas, Inc., a Delaware corporation and the sole general partner of Originator.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indemnified Amounts” has the meaning specified in Section 8.1.

“Indemnified Party” has the meaning specified in Section 8.1.

“Independent Auditor” has the meaning specified in Section 5.1(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Originator; (ii) a material impairment of the ability of Originator or any Subsidiary to perform under any Transaction Document to which it is a party; (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against Originator or any Subsidiary of any Transaction Document to which it is a party; (iv) a material adverse effect upon Originator’s, Buyer’s, the Administrative Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, or (v) a material adverse effect upon the collectibility of the Receivables generally or of any material portion of the Receivables.

“MLP” means Ferrellgas Partners, L.P., a Delaware limited partnership and the sole limited partner of Originator.

“Monthly Payment Date” has the meaning set forth in the Purchase Agreement.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Capital outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Non-Recourse Subsidiary” has the meaning specified in the Credit Agreement.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any general or limited partnership, the partnership agreement of such partnership and all amendments thereto and any agreements otherwise relating to the rights of the partners thereof, and (c) for any limited liability company, the limited liability, operating or similar agreement and all amendments thereto and any agreements otherwise relating to the rights of the members thereof.

“Originator” has the meaning set forth in the preamble to the Agreement.

“Originator’s Account” has the meaning set forth in Section 1.4(a).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Originator dated April 7, 2004, as amended from time to time in accordance with the terms of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Originator or the General Partner sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Originator sponsors or maintains or to which Originator or the General Partner makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Purchase” means the purchase or contribution pursuant to Section 1.2(a) of the Agreement by Buyer from Originator of the Receivable, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchase Price” means, on any date of determination, the aggregate price to be paid by Buyer to Originator for the Receivable, which price shall equal (i) the Outstanding Balance of the Receivables as of the close of business on the Business Day preceding the date of determination, multiplied by (ii) one minus the Discount Factor in effect on such date.

“Purchaser” has the meaning set forth in the Preliminary Statements to the Agreement.

“Receivable” means each account receivable owed to Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Agreement), arising in connection with the sale of propane or provision of related services by Originator (other than sales made under the trade name of Ferrell North America and tank exchange sales made under the trade name of Blue Rhino), including, without limitation, the obligation to pay any Finance Charges with respect thereto. Accounts receivable arising from any one transaction, including, without limitation, accounts receivable represented by a single invoice, shall constitute a Receivable separate from a Receivable consisting of the accounts arising from any other transaction; provided, further, that any account receivable referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Originator treats such obligation as a separate payment obligation.

“Records” means, with respect to any Receivable, (i) any and all customer information regarding payment history of the applicable Obligor, propane gallons delivered to the applicable Obligor, timing of propane gallons delivered to the applicable Obligor, payment terms and prices charged to the applicable Obligor, and (ii) any and all invoices evidencing all or any portion of the amount owing under such Receivable, whether each of the foregoing is in paper or electronic form.

“Related Party” means (a) the spouse or any lineal descendant of James E. Ferrell, (b) any trust for his benefit or for the benefit of his spouse or any such lineal descendants, (c) any corporation, partnership or other entity in which James E. Ferrell and/or such other Persons referred to in the foregoing clauses (a) and (b) are the direct record and beneficial owners of all of the voting and nonvoting Equity Interests, (d) the FCI ESOT or (e) any participant in the FCI ESOT whose ESOT account has been allocated shares of Ferrell Companies, Inc.

“Related Security” means, with respect to any Receivable:

(i) all Records related to such Receivable, and

(ii) all proceeds of such Receivable or Records.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (i) 3% of the aggregate Outstanding Balance of the Receivables as of such date and (ii) $3,000,000.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, vice president of finance, manager of finance, the treasurer or assistant treasurer of the General Partner or any other officer having substantially the same authority and responsibility to act for the General Partner on behalf of Originator.

“Restricted Subsidiary” has the meaning provided in the Credit Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Servicer” has the meaning specified in Section 6.1.

“Servicer’s Concentration Account” means the account in the name of the Buyer at Wells Fargo Bank in Dallas, Texas and designated on Schedule C to the Purchase Agreement as the “Servicer Concentration Account” or otherwise designated in writing from time to time by the Servicer or Buyer to the Administrative Agent as being the “Servicer’s Concentration Account”.

“Servicing Fee” has the meaning set forth in Section 6.3.

“Subordinated Loan” means a loan from Originator to Buyer of a portion of the Purchase Price that is evidenced by and payable as provided in the Subordinated Note.

“Subordinated Note” means a subordinated promissory note of Buyer payable to the order of Originator in substantially the form of Exhibit V hereto, which promissory note shall evidence that portion of the Purchase Price owing by Buyer to Originator at any time in respect of the Receivable owned by Buyer at such time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or, in the case of a limited partnership, more than 50% of either the general partners’ Capital Interests or the limited partners’ Capital Interests) is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of Originator. Notwithstanding the foregoing, any Subsidiary of Originator that is designated a “Non-Recourse Subsidiary” pursuant to the definition thereof in this Agreement shall, for so long as all of the statements in the definition thereof remain true, not be deemed a Subsidiary of Originator.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date under and as defined in the Purchase Agreement, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 7.1(f) or (g) with respect to Originator, (iii) the Business Day specified in a written notice from Buyer (or the Administrative Agent, as Buyer’s assignee) to Originator following the occurrence of any other Termination Event, and (iv) the date which is 30 Business Days after receipt by the Administrative Agent (as Buyer’s assignee) of written notice from Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 7.1 of the Agreement.

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, and all other instruments, documents and agreements executed and delivered by Originator in connection herewith or therewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Principal Place of Business and Chief Executive Office; Locations of Records; Federal Employer
Identification Number; Other Names

Chief Executive Office and Principal Place of Business:

7500 College Blvd., Suite 1000
Overland Park, Kansas 66210

Location of Records:

Same as above and One Liberty Plaza, Liberty, Missouri 64068

Federal Employer Identification Number:

43-1698481

Partnership, Trade and Assumed Names:

Ferrellgas
Ferrell North America
American Energy
NRG
Econogas
Blue Rhino
Qwik Ship
Global Sourcing
Uniflame
Ferrell Transport
Crow’s LP Gas
Elk Grove Gas & Oil
Lorensen Propane

Exhibit III

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Receivable Sale Agreement, dated as of April 6, 2010, between Ferrellgas, L.P. (“Originator”) and Ferrellgas Receivables, LLC (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected        of Originator.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Originator and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or a Potential Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originator has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of       , 20      .

[Name]

Exhibit IV

Credit and Collection Policy

Exhibit V

Form of Subordinated Note

SUBORDINATED NOTE

[DATE]

1. Note. FOR VALUE RECEIVED, the undersigned, Ferrellgas Receivables, LLC, a Delaware limited liability company (“Buyer”), hereby unconditionally promises to pay to the order of Ferrellgas, L.P., a Delaware limited partnership (“Seller”), in lawful money of the United States of America and in immediately available funds, on or before the date following the Termination Date which is one year and one day after the date on which (i) the Receivables Interest (as defined in the Receivable Sale Agreement hereinafter described) has been reduced to zero and (ii) all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Receivable (as defined in the Receivable Sale Agreement hereinafter described) have been paid (the “Collection Date”), the aggregate unpaid principal sum outstanding of all Subordinated Loans (as defined in the Receivable Sale Agreement hereinafter described) made from time to time by Seller to Buyer pursuant to and in accordance with the terms of that certain Receivable Sale Agreement, dated as of April 6, 2010, between Seller and Buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Receivable Sale Agreement”). Reference to Section 1.3 of the Receivable Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Receivable Sale Agreement.

2. Interest. Buyer further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to LMIR (as defined in the Receivables Purchase Agreement hereinafter described), changing on the first business day of each month; provided, however, that if Buyer shall default in the payment of any principal hereof, Buyer promises to pay, on demand, interest at a rate per annum equal to the sum of LMIR plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that Buyer may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Seller is authorized and directed by Buyer to enter in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by Buyer, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Seller to make any such entry or any error therein shall expand, limit or affect the obligations of Buyer hereunder.

4. Subordination. Seller shall have the right to receive, and Buyer shall have the right to make, any and all payments and prepayments relating to the loans made under this Subordinated Note. Seller hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, Seller shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of Buyer owing to any Agent or Purchaser (each, as defined below) under that certain Receivables Purchase Agreement, dated as of April 6, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among Buyer, Seller, as Servicer, various “Purchasers” and “Co-Agents” from time to time party thereto, and Wells Fargo Bank, N.A., as the “Administrative Agent” (together with the Co-Agents, the “Agents”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agents and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Receivables Purchase Agreement. Until the date on which the “Aggregate Capital” outstanding under the Receivables Purchase Agreement has been repaid in full and all obligations of Buyer and/or the Servicer thereunder and under the “Fee Letters” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Seller shall not institute against Buyer any proceeding of the type described in Section 7.1(f) or (g) of the Receivable Sale Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Seller in violation of this Section 4, Seller agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 7.1(f) or (g) of the Receivable Sale Agreement involving Buyer as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Capital and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Receivables Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before Seller is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of Buyer of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Administrative Agent for the benefit of the Purchasers.

7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT HOUSTON, TEXAS, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF TEXAS. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Seller additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Administrative Agent, and any such attempted transfer shall be void; provided, that, the Seller may pledge or otherwise grant a security interest in this Subordinated Note to any lender or other creditor of the Seller.

FERRELLGAS RECEIVABLES, LLC

By:

Name: J. Ryan VanWinkle

Title: Senior Vice President and Chief Financial Officer

Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER
ON OR PRIOR TO THE EFFECTIVENESS OF THIS AGREEMENT

1.	Executed copies of the Receivable Sale Agreement, duly executed by the parties thereto.

2.	Certificate of the Assistant Secretary of the General Partner of the Originator certifying the incumbency and signatures of its officers who are authorized to execute the Transaction Documents on behalf of the Originator and to which it is a party and attaching each of the following:

(a) Copy of the Resolutions of the Board of Directors of the General Partner certified by its Assistant Secretary, authorizing Originator’s execution, delivery and performance of the Receivable Sale Agreement and the other documents to be delivered by it thereunder.

(b) Certificate of Limited Partnership of Originator certified by the Secretary of State of Delaware on or within thirty (30) days prior to the initial Purchase (as defined in the Receivable Sale Agreement).

(c)	A copy of Originator’s Partnership Agreement.

3.	Good Standing Certificates for Originator and the General Partner issued by the Secretaries of State of each jurisdiction listed below:

i. Delaware
ii. Kansas
iii. Texas

4.	Pre-filing federal tax lien and UCC lien searches against Originator from the following jurisdictions:

a. Delaware SOS

5.	Pre-filing state tax lien and judgment lien searches against Originator from Johnson County, KS.6. Evidence that UCC-1 financing statements have been or, contemporaneously with closing, will be filed in all jurisdictions as may be necessary or, in the opinion of Buyer (or its assigns), desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Receivable Sale Agreement.

7.	Evidence that proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person (other than the security interests contemplated by the Receivable Sale Agreement) in the Receivables, Contracts or Related Security previously granted by Originator.

8.	A favorable opinion of legal counsel for Originator reasonably acceptable to Buyer (or its assigns) which addresses the following matters and such other matters as Buyer (or its assigns) may reasonably request:

— Each of Originator and its General Partner is duly organized, validly existing, and in good standing under the laws of its state of organization.

— Each of Originator and its General Partner has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on its business.

— The execution and delivery by Originator of the Receivable Sale Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary action and proceedings on the part of Originator and the General Partner and will not:

(a) require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(b) contravene, or constitute a default under, any provision of applicable law or regulation or of its Organization Documents or of any material agreement binding upon Originator or the General Partner, including the Credit Agreement and the Indentures; or

(c) result in the creation or imposition of any Adverse Claim on assets of the General Partner, Originator or the Buyer (except as contemplated by the Receivable Sale Agreement and the Purchase Agreement).

—The Receivable Sale Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Originator and constitutes the legal, valid, and binding obligation of Originator enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

—The provisions of the Receivable Sale Agreement are effective to create a valid security interest in favor of Buyer in all Receivables and upon the filing of financing statements, Buyer shall acquire a first priority, perfected security interest in such Receivables.

9.	A “true sale/true contribution” opinion and “substantive consolidation” opinion of counsel for Originator with respect to the transactions contemplated by the Receivable Sale Agreement.

10.	A Certificate of a Responsible Officer of Originator certifying that no Termination Event or Potential Termination Event exists as of the date of the Purchase or will result therefrom, and that each of the representations and warranties made by Originator in any of the Transaction Documents to which it is a party is true and correct as of such date.

11.	Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with the Receivable Sale Agreement.